Exhibit 10.34

Non-Qualified Stock Option Agreement

For Non-Employee Directors

Woodward, Inc., a Delaware corporation (the “Company”), hereby grants Non-Qualified Stock Options (or “options”) to you (the “Participant”) under the Company’s 2017 Omnibus Incentive Plan (the “Plan”) in the amount described in your E*TRADE account for this year’s grant, with reference to the following facts:

A.
Pursuant to the Plan, the Company is authorized to grant options for shares of its Common Stock, to employees, directors and consultants of the Company or any subsidiary in order to attract and retain the best available individuals for positions of substantial responsibility, provide additional incentive to such individuals, and promote the success of the Company's business, as well as to encourage stock ownership by Plan participants, thereby aligning their interests with those of the Company’s stockholders.

B.
The Company desires to grant options to the Participant in accordance with the provisions of this Non-Qualified Stock Option Agreement (the “Agreement”).

C.
Capitalized terms used in this Agreement that are not otherwise defined herein shall have the meanings ascribed to them in the Plan.

Now, Therefore, In Consideration of the foregoing facts, the Company hereby grants the following options:

1.
Grant of Options. The Company hereby grants to the Participant options to purchase shares of Common Stock of the Company at the closing price on the Nasdaq stock market on the date of grant (as described in your E*TRADE account for this year’s grant), subject to the terms hereof and the Plan. The number and kind of shares subject to these options and the purchase price per share are subject to adjustment as provided in the Plan.

Except as otherwise provided below, these options shall expire as of market close on the last trading day before the tenth (10th) anniversary of the grant date (the “expiration of the options”).

2.
Exercise of Options. Subject to the terms of the Plan, these options may be exercised only by the Participant at such time as the options become vested and remain exercisable pursuant to this Agreement.

Subject to the provisions of Section 3, Termination of Service Provider Status below, all of the options granted will vest on the first anniversary of the grant date and will remain exercisable until the expiration of the options.

These options shall be exercised by delivery of written notice (or, if permitted by the Administrator, electronic notice) to the Company stating the number of shares with respect to which the options are being exercised, together with full payment of the purchase price therefor, and such other representations and/or agreements as may be required by the Administrator pursuant to the provisions of the Plan. Payment must be made in cash (including a bank cashier’s check or certified check) unless the Administrator determines to accept any other form or combination of forms permitted by the Plan as the Administrator shall advise the Participant in writing. If the Administrator so determines, the payment may be made in whole or in part by delivery of shares of Common Stock previously owned and held at least six months by the Participant. Shares of Common Stock used for payment shall be valued at their fair market value on the date of exercise as determined by the Administrator.

3.
Termination of Service Provider Status.

Termination for Reason Other Than Death, Disability or Cause.

Subject to the limited exceptions set forth in this Section 3 and in Section 4, if the Participant ceases to be a Service Provider for any reason other than the death or Disability of Participant before the Participant vests in the options granted hereunder, such options (and the Participant’s future rights to exercise such options) shall immediately terminate and be forfeited notwithstanding the expiration of the options described above (“lapse”). For the avoidance of doubt, all options that have vested will remain exercisable until the expiration of the options, including if the Participant ceases to be a Service Provider for any reason after such vesting.

Death of Participant.

If the Participant dies while a Service Provider, (i) any portion of the options not yet vested and exercisable according to Section 2, Exercise of Options above, will become immediately vested and exercisable on the date of the Participant’s death, and (ii) the options granted hereunder shall continue to be exercisable until the expiration of the options and, for the avoidance of doubt, shall not lapse earlier on account of such death.

Disability of Participant.

If the Participant status as a Service Provider is terminated by reason of Disability of the Participant (as determined by the Administrator): (i) any portion of the options not yet vested and exercisable according to Section 2, Exercise of Options above, will become immediately vested and exercisable on the date of the Participant’s termination by reason of Disability, and (ii) the options granted hereunder shall continue to be exercisable until the expiration of the options and, for the avoidance of doubt, shall not lapse earlier on account of such Disability.

Disability shall be determined by the Administrator with the advice of a physician acceptable to the Administrator with respect to the permanent and total disability of the Participant.

4.
Change in Control. In the event of a Change in Control (which for the avoidance of doubt is defined in the Plan), all options not yet vested and exercisable according to Section 2, Exercise of Options, of this Agreement, will become immediately vested and exercisable on the date of such Change in Control.

5.
Assignment or Transfer. These options are not transferable except by will or by the laws of descent and distribution and shall be exercisable only by the Participant during the Participant’s lifetime, unless otherwise authorized by the Administrator as set forth in the Plan. Upon any attempt to transfer, assign, pledge, hypothecate or otherwise dispose of these options, or any right or privilege conferred hereby, or upon any attempted sale under and execution, attachment or similar process, these options and any rights and privileges conferred hereby immediately will become null and void.

6.
Plan and Administrator. Except as otherwise specified in this Agreement, the construction of the terms of the Agreement shall be controlled by the terms of the Plan, a summary of which accompanies the Agreement, and the rights of the Participant will be subject to modification and termination in certain events as provided in the Plan. The Administrator’s interpretations of and determinations under any of the provisions of the Plan or this Agreement shall be conclusive and binding upon the Participant, and shall be given the maximum possible deference permitted by law. Except as otherwise provided in this Agreement, in the event of a conflict between one or more provisions of the Agreement and one or more provisions of the Plan, the Plan’s provisions will govern.

7.
Compliance with Securities Laws. These options may not be exercised and no shares shall be issued in respect hereof, unless in compliance with applicable federal and state tax and securities laws. If an exemption from registration is not available under applicable federal and state securities laws, the Company shall have no obligation to file a registration statement.

7.1.
Certificate Legends. The certificates for shares purchased pursuant to these options shall bear any legends deemed necessary by the Administrator including, without limitation, legends with respect to federal and state securities laws.

7.2.
Representations of the Participant. As a condition to the exercise of these options, the Company, in its discretion, may require the Participant to deliver to the Company such signed representations (if any) as the Company deems necessary or appropriate for compliance with applicable securities laws of the U.S. and any other applicable jurisdictions.

7.3.
Resale. The Participant’s ability to transfer shares purchased pursuant to these options or securities acquired in lieu thereof or in exchange therefore may be restricted under applicable federal or state securities laws. The Participant shall not resell or offer for resale such shares or securities unless they have been registered or qualified for resale under all applicable federal and state securities laws or an exemption from such registration or qualification is available in the opinion of counsel satisfactory to the Company.

8.
Notice. Every notice or other communication relating to this Agreement shall be in writing and shall be mailed or delivered to the party for whom it is intended at such address as may from time to time be designated by such party in a notice mailed or delivered to the other party as herein provided; provided, however, that unless and until some other address be so designated, all notices or communications by the Participant to the Company or the Administrator shall be mailed or delivered to the Company to the attention of its Secretary at 1081 Woodward Way, Fort Collins, Colorado 80524, and all notices or communications by the Company or the Administrator to the Participant may be given to the Participant personally or may be mailed to the Participant at the most recent address which the Participant has provided in writing to the Company.

9.
Tax Treatments. These options are non-qualified stock options and shall not be treated as incentive stock options pursuant to Section 422 of the Internal Revenue Code of 1986, as amended. The Participant acknowledges that the tax treatment of these options, shares subject to these options or any events or transactions with respect thereto may be dependent upon various factors or events which are not determined by the Plan or this Agreement. Neither the Company nor the Administrator make any representations with respect to and hereby disclaims all responsibility as to such tax treatment.

10.
Tax Obligations. The Participant shall be responsible for any and all Tax Obligations in connection with this Agreement. For the avoidance of doubt, the Company shall not deduct or withhold, or require the Participant to remit to the Company, any amounts to satisfy any Tax Obligations, nor shall the Company have any liability with respect thereto.

11.
Consent to Electronic Delivery. The Company may choose to deliver certain statutory materials relating to the Plan, in addition to this Agreement, in electronic form. By accepting this option grant you agree that the Company may deliver these documents in an electronic format. If at any time you would prefer to receive paper copies of these documents, as you are entitled to, the Company would be pleased to provide copies free of charge. Please contact the Company’s Stock Plan Administrator to request paper copies of these documents.

By accepting this Agreement, you agree to all of the terms and conditions described above and in the Woodward, Inc. 2017 Omnibus Incentive Plan.